Exhibit 99.1
Magnolia Oil & Gas Corporation Announces Third Quarter 2021 Results

HOUSTON, TX, November 1, 2021 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the third quarter of 2021.

Third Quarter 2021 Highlights:

(In millions, except per share data)	For the Quarter Ended September 30, 2021
Net income	$159.9
Earnings per share - diluted	0.67
Adjusted net income(1)	157.9
Adjusted earnings per share(1)	0.67
Adjusted EBITDAX(1)	221.5
Capital expenditures - D&C	67.2
Cash balance as of September 30, 2021	$245.0
Average daily production (Mboe/d)	67.4
Diluted weighted average total shares outstanding(2)	236.0

•Magnolia reported third quarter 2021 net income attributable to Class A Common Stock of $119.4 million, or $0.67 per diluted share. Third quarter 2021 total net income was $159.9 million and adjusted net income was $157.9 million, or $0.67 per diluted share.

•Adjusted EBITDAX for the third quarter of 2021 was $221.5 million, a 14% sequential quarterly increase driven by higher total production, stronger product prices, and lower overall operating costs and expenses. Total capital allocated to drilling and completions (“D&C”) during the third quarter was $67.2 million, or 30% of adjusted EBITDAX.

•Net cash provided by operating activities was $221.9 million during the third quarter and the Company generated free cash flow(1) of $143.5 million.

•During the third quarter of 2021, Magnolia generated operating income as a percent of total revenue of 60%.

•Total production in the third quarter of 2021 increased 4% sequentially to 67.4 thousand barrels of oil equivalent per day (“Mboe/d”) and was ahead of our earlier guidance. Quarterly production in Giddings saw an 80% increase compared to last year’s third quarter.

•Magnolia incurred $78.7 million repurchasing 5 million of its shares during the third quarter of 2021. Year to date, the company has repurchased 22.6 million shares(3) resulting in a 9% reduction in our fully diluted shares compared to the fourth quarter 2020 levels. We ended the third quarter with 8.5 million Class A Common shares remaining under the current share repurchase authorization.

•Magnolia had $245.0 million of cash on its balance sheet at the end of the third quarter, a nearly 30% sequential increase. The Company remains undrawn on its $450.0 million revolving credit facility, with no debt maturities until 2026 and has no plans to increase its debt levels.

•Magnolia paid its first interim semi-annual dividend of $0.08 on September 1, 2021 and plans to make the remaining semi-annual dividend payment in the first quarter of 2022 after announcing full-year 2021 results.

(1) Adjusted net income, adjusted earnings per share, adjusted EBITDAX, and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(3) Includes 3.6 million shares related to the non-compete agreement that were settled in cash in lieu of a Class A Common Stock issuance.

“Our strong third quarter financial results demonstrate the quality of our assets and the efficiency of our capital program. We continue to execute on our business model which prioritizes disciplined capital spending, moderate production growth, high pre-tax margins and with low levels of debt,” said Chairman, President and CEO Steve Chazen. “These principles, combined with a lower overall cost structure and unhedged production, allowed us to achieve several records during the quarter including EBITDAX, free cash flow, net income margin, and earnings per share.

“Total production volumes grew 4 percent sequentially during the third quarter as a result of continued strong well performance and despite investing only 30% of our EBITDAX on drilling and completing wells. The quality of our asset base is reflected in the overall growth in our production volumes, low reinvestment rates and finding costs, and high full cycle margins. While still in the early stages of development, the results of our Giddings drilling program have become more repeatable and increasingly predictable. We continue to improve our operating efficiencies by increasing the number of wells per pad, extending the average lateral length per well, and increasing the average drilling foot per day.

“Year to date we have generated more than $375 million of free cash flow, the majority of which has been used to opportunistically repurchase our own stock. We have repurchased 22.6 million shares, including 5 million shares during the third quarter, resulting in a 9-percent reduction in our fully diluted shares compared to fourth quarter 2020 levels. Our share repurchase efforts continue to enhance our per share metrics, and we expect to continue to repurchase at least 1 percent of our shares each quarter. We also made the first payment of our semi-annual dividend in the third quarter and plan to make the remaining dividend payment in the first quarter of 2022 after reporting our full-year 2021 results. Our share repurchase program and the payment of a secure, sustainable and growing dividend are important components of Magnolia’s total shareholder return proposition.”

Operational Update

Third quarter total company production averaged 67.4 Mboe/d, representing a 4% sequential increase from second quarter levels, and despite spending only 30% of adjusted EBITDAX on drilling and completing wells. During the third quarter of 2021, Giddings and Other production averaged 36.8 Mboe/d, an increase of 80% percent compared to year-ago levels. Production in the Karnes area averaged 30.6 Mboe/d during the third quarter of 2021, a sequential increase of 6%, driven by the completion of several DUCs.

Magnolia continues to operate two drilling rigs and plans to maintain this level through the remainder of the year. One rig will continue to drill multi-well development pads in our Giddings area. The second rig will drill a mix of wells in both the Karnes and Giddings areas, including appraisal wells in Giddings. At our Giddings development, Magnolia continues to see improved operating efficiencies while maintaining strong well productivity. The 2021 development plan to-date has averaged 4 wells per pad with an average lateral length of greater than 7,000 feet. This compares favorably to last year which averaged less than 3 wells per pad with an average lateral length of about 6,000 feet. More wells per pad combined with longer laterals have helped drive further efficiencies at Giddings.

Guidance

Looking at the fourth quarter of 2021, we expect our D&C capital outlays to be approximately $80 million. This is lower than the midpoint of our earlier guidance and primarily due to continued efficiencies from our Giddings development. Fourth quarter total production is estimated to be in the range of 68 to 70 Mboe/d. Oil price differentials are anticipated to be approximately a $3 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for both its oil and natural gas production. We expect our fourth quarter 2021 effective tax rate to be approximately 2 percent. The fully diluted share count for the fourth quarter of 2021 is expected to be approximately 232 million shares which is 9 percent lower than fourth quarter 2020 levels.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended September 30, 2021, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on November 2, 2021.

Conference Call and Webcast

Magnolia will host an investor conference call on Tuesday, November 2, 2021 at 9:00 a.m. Central (10:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the length, scope and severity of the ongoing coronavirus disease 2019 (“COVID-19”) pandemic, including the effects of related public health concerns and the impact of continued actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices as well as supply and demand considerations; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; and (v) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors
Brian Corales
(713) 842-9036
bcorales@mgyoil.com

Media
Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Production:
Oil (MBbls)	2,851	2,485	8,346	8,965
Natural gas (MMcf)	11,429	9,444	31,617	29,261
Natural gas liquids (MBbls)	1,444	937	4,097	3,213
Total (Mboe)	6,200	4,996	17,713	17,055

Average daily production:
Oil (Bbls/d)	30,989	27,016	30,573	32,718
Natural gas (Mcf/d)	124,224	102,653	115,812	106,790
Natural gas liquids (Bbls/d)	15,692	10,181	15,008	11,725
Total (boe/d)	67,385	54,306	64,883	62,241

Revenues (in thousands):
Oil revenues	$195,132	$95,677	$529,641	$311,153
Natural gas revenues	42,828	14,895	110,187	44,238
Natural gas liquids revenues	45,619	10,495	102,140	29,880
Total Revenues	$283,579	$121,067	$741,968	$385,271

Average sales price:
Oil (per Bbl)	$68.44	$38.50	$63.46	$34.71
Natural gas (per Mcf)	3.75	1.58	3.49	1.51
Natural gas liquids (per Bbl)	31.60	11.20	24.93	9.30
Total (per boe)	$45.74	$24.23	$41.89	$22.59

NYMEX WTI (per Bbl)	$70.55	$40.94	$64.85	$38.30
NYMEX Henry Hub (per Mcf)	$4.01	$1.97	$3.19	$1.88
Realization to benchmark:
Oil (% of WTI)	97%	94%	98%	91%
Natural Gas (% of Henry Hub)	94%	80%	109%	80%

Operating expenses (in thousands):
Lease operating expenses	$23,593	$18,802	$64,957	$61,275
Gathering, transportation and processing	10,077	5,771	27,839	20,579
Taxes other than income	14,082	7,331	38,657	22,874
Depreciation, depletion and amortization	47,993	44,731	134,268	238,273

Operating costs per boe:
Lease operating expenses	$3.81	$3.76	$3.67	$3.59
Gathering, transportation and processing	1.63	1.16	1.57	1.21
Taxes other than income	2.27	1.47	2.18	1.34
Depreciation, depletion and amortization	7.74	8.95	7.58	13.97

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
REVENUES
Oil revenues	$195,132	$95,677	$529,641	$311,153
Natural gas revenues	42,828	14,895	110,187	44,238
Natural gas liquids revenues	45,619	10,495	102,140	29,880
Total revenues	283,579	121,067	741,968	385,271
OPERATING EXPENSES
Lease operating expenses	23,593	18,802	64,957	61,275
Gathering, transportation and processing	10,077	5,771	27,839	20,579
Taxes other than income	14,082	7,331	38,657	22,874
Exploration expense	317	701	2,440	563,589
Impairment of oil and natural gas properties	—	—	—	1,381,258
Asset retirement obligations accretion	1,329	1,501	4,065	4,403
Depreciation, depletion and amortization	47,993	44,731	134,268	238,273
Amortization of intangible assets	—	3,626	9,346	10,879
General and administrative expenses	14,695	16,663	59,816	50,472
Total operating expenses	112,086	99,126	341,388	2,353,602

OPERATING INCOME (LOSS)	171,493	21,941	400,580	(1,968,331)

OTHER INCOME (EXPENSE)
Income from equity method investee	—	1,007	—	2,059
Interest expense, net	(7,474)	(7,333)	(23,519)	(21,345)
Loss on derivatives, net	(623)	(2,208)	(3,110)	(2,208)
Other income (expense), net	142	(51)	48	(510)
Total other expense, net	(7,955)	(8,585)	(26,581)	(22,004)

INCOME (LOSS) BEFORE INCOME TAXES	163,538	13,356	373,999	(1,990,335)
Income tax expense (benefit)	3,631	(339)	6,428	(79,340)
NET INCOME (LOSS)	159,907	13,695	367,571	(1,910,995)
LESS: Net income (loss) attributable to noncontrolling interest	40,543	4,548	100,518	(674,860)
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	119,364	9,147	267,053	(1,236,135)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.68	$0.05	$1.54	$(7.41)
Diluted	$0.67	$0.05	$1.53	$(7.41)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	174,764	166,467	172,281	166,728
Diluted	175,683	170,676	173,280	166,728
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING (1)	60,358	85,790	68,827	85,790
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)	$159,907	$13,695	$367,571	$(1,910,995)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	47,993	44,731	134,268	238,273
Amortization of intangible assets	—	3,626	9,346	10,879
Exploration expense, non-cash	—	—	—	561,629
Impairment of oil and natural gas properties	—	—	—	1,381,258
Asset retirement obligations accretion	1,329	1,501	4,065	4,403
Amortization of deferred financing costs	1,131	913	3,149	2,710
Unrealized (gain) loss on derivatives, net	(2,043)	2,208	277	2,208
Deferred tax expense (benefit)	—	—	—	(77,834)
Stock based compensation	2,910	2,927	9,143	8,871
Other	—	(1,007)	(85)	(2,059)
Net change in operating assets and liabilities	10,677	(3,438)	201	11,656
Net cash provided by operating activities	221,904	65,156	527,935	230,999

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(1,408)	(3,920)	(10,817)	(73,702)
Additions to oil and natural gas properties	(68,388)	(27,674)	(162,744)	(157,325)
Changes in working capital associated with additions to oil and natural gas properties	621	5,409	12,435	(18,972)
Other investing	(1,661)	(496)	(2,316)	(842)
Net cash used in investing activities	(70,836)	(26,681)	(163,442)	(250,841)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(25,988)	(6,479)	(70,316)	(12,962)
Class B Common Stock purchase and cancellation	(49,140)	—	(171,671)	—
Non-compete settlement	—	—	(42,074)	—
Dividends paid	(14,103)	—	(14,103)	—
Cash paid for debt modification	—	—	(4,976)	—
Distributions to noncontrolling interest owners	(5,276)	(104)	(5,706)	(594)
Other financing activities	(1,820)	(209)	(3,185)	(702)
Net cash used in financing activities	(96,327)	(6,792)	(312,031)	(14,258)

NET CHANGE IN CASH AND CASH EQUIVALENTS	54,741	31,683	52,462	(34,100)
Cash and cash equivalents – Beginning of period	190,282	116,850	192,561	182,633
Cash and cash equivalents – End of period	$245,023	$148,533	$245,023	$148,533

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	September 30, 2021	December 31, 2020
Cash and cash equivalents	$245,023	$192,561
Other current assets	131,730	88,965
Property, plant and equipment, net	1,195,875	1,149,527
Other assets	13,151	22,367
Total assets	$1,585,779	$1,453,420

Current liabilities	$190,685	$128,949
Long-term debt, net	387,537	391,115
Other long-term liabilities	102,040	93,934
Common stock	24	26
Additional paid in capital	1,665,805	1,712,544
Treasury stock	(112,796)	(38,958)
Retained earnings (accumulated deficit)	(858,397)	(1,125,450)
Noncontrolling interest	210,881	291,260
Total liabilities and equity	$1,585,779	$1,453,420

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, exploration costs, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	September 30, 2021	September 30, 2020
NET INCOME	$159,907	$13,695
Exploration expense	317	701
Asset retirement obligations accretion	1,329	1,501
Depreciation, depletion and amortization	47,993	44,731
Amortization of intangible assets	—	3,626
Interest expense, net	7,474	7,333
Income tax expense (benefit)	3,631	(339)
EBITDAX	220,651	71,248
Non-cash stock based compensation expense	2,910	2,927
Unrealized (gain) loss on derivatives, net	(2,043)	2,208
Adjusted EBITDAX	$221,518	$76,383

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income attributable to Class A Common Stock to adjusted earnings

Our presentation of adjusted earnings and adjusted earnings per share are non-GAAP measures because they exclude the effect of certain items included in net income attributable to Class A Common Stock. Management uses adjusted earnings and adjusted earnings per share to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted earnings may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted earnings and adjusted earnings per share may not be comparable to similar measures of other companies in our industry.

	For the Quarter Ended September 30, 2021	Per Share Diluted EPS	For the Quarter Ended September 30, 2020	Per Share Diluted EPS
(In thousands, except per share data)
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$119,364	$0.67	$9,147	$0.05
Adjustments:
Unrealized (gain) loss on derivatives, net	(2,043)	—	2,208	0.01
Noncontrolling interest impact of adjustments	507	—	(752)	—
Change in estimated income tax	34	—	—	—
ADJUSTED NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$117,862	$0.67	$10,603	$0.06

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in net income and adjusts for income taxes assuming the exchange of all outstanding Magnolia LLC Units and corresponding Class B Common Stock for shares of Class A Common Stock. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(In thousands)	September 30, 2021	September 30, 2020
NET INCOME	$159,907	$13,695
Income tax expense (benefit)	3,631	(339)
INCOME BEFORE INCOME TAXES	163,538	13,356
Adjustments:
Unrealized (gain) loss on derivatives, net	(2,043)	2,208
ADJUSTED INCOME BEFORE INCOME TAXES	161,495	15,564
Adjusted income tax expense	3,586	—
ADJUSTED NET INCOME	$157,909	$15,564

Diluted weighted average shares of Class A Common Stock outstanding during the period	175,683	170,676
Weighted average shares of Class B Common Stock outstanding during the period (1)	60,358	85,790
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (1)	236,041	256,466

(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and to operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less operating expenses per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	September 30, 2021	September 30, 2020
Revenue	$45.74	$24.23
Total cash operating costs:
Lease operating expenses (1)	(3.79)	(3.76)
Gathering, transportation and processing	(1.63)	(1.16)
Taxes other than income	(2.27)	(1.47)
Exploration expense	(0.05)	(0.14)
General and administrative expenses (2)	(1.92)	(2.75)
Total adjusted cash operating costs	(9.66)	(9.28)
Adjusted cash operating margin	$36.08	$14.95
Margin (%)	79%	62%
Non-cash costs:
Depreciation, depletion and amortization	$(7.74)	$(8.95)
Asset retirement obligations accretion	(0.21)	(0.30)
Amortization of intangible assets	—	(0.73)
Non-cash stock based compensation	(0.47)	(0.59)
Total non-cash costs	(8.42)	(10.57)
Operating income margin	$27.66	$4.38
Margin (%)	60%	18%

(1) Lease operating expenses exclude non-cash stock based compensation of $0.1 million, or $0.02 per boe, for the quarter ended September 30, 2021.
(2) General and administrative expenses exclude non-cash stock based compensation of $2.8 million, or $0.45 per boe, and $2.9 million, or $0.59 per boe, for the quarters ended September 30, 2021 and 2020, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow, therefore, is an additional measure of liquidity, but is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended		For the Years Ended
(In thousands)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net cash provided by operating activities	$221,904	$65,156	$527,935	$230,999
Add back: net change in operating assets and liabilities	(10,677)	3,438	(201)	(11,656)
Cash flows from operations before net change in operating assets and liabilities	211,227	68,594	527,734	219,343
Additions to oil and natural gas properties	(68,388)	(27,674)	(162,744)	(157,325)
Changes in working capital associated with additions to oil and natural gas properties	621	5,409	12,435	(18,972)
Free cash flow	$143,460	$46,329	$377,425	$43,046